UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 31, 2011 (October 27, 2011)

Date of Report (date of earliest event reported)

NEUROGESX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33438	94-3307935
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2215 Bridgepointe Parkway, Suite 200, San Mateo, California 94404

(Address of principal executive offices)

(650) 358-3300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2011, NeurogesX, Inc. (the “Company”) and Dr. Stephen J. Peroutka entered into an Executive Employment Agreement whereby, effective November 9, 2011, Dr. Peroutka is planned to become the Company’s Executive Vice President and Chief Medical Officer. Dr. Peroutka is currently a consultant to the Company under a Consulting Agreement entered into as of October 17, 2011. As Executive Vice President and Chief Medical Officer, Dr. Peroutka will be responsible for NeurogesX’ research and development as well as regulatory and medical affairs. Prior to joining the Company, and since 2008, Dr. Peroutka (currently age 57) served as Vice President, Scientific Affairs, at PRA, a global clinical research organization. From November 2007 to July 2008, he was Chief Medical Officer at Zogenix, Inc., a pharmaceutical company. From August 2005 to October 2007, Dr. Peroutka held positions of increasing responsibility at Johnson & Johnson, serving most recently as a Medical and Business Strategy Leader, where he was focused on the strategic assessment of pain products in the development pipeline. From January 2003 to August 2005, he served as President and Chief Executive Officer of Synergia Pharma, Inc., a private biopharmaceutical company focusing on the development of a novel therapeutic approach to migraine. From 2001 to 2002, Dr. Peroutka was the Vice President of Clinical Research at Deltagen. From 2000 to 2001, Dr. Peroutka was the Chief Medical Officer at Collabra Pharma. From 1993 to 1997, Dr. Peroutka was the President and Chief Executive Officer of Spectra Biomedical, Inc., an association genetics company focused on migraine, which he founded. In 1997, Spectra Biomedical, Inc. was acquired by GlaxoWellcome Inc. after which time he continued to serve as President to the company until 1999. From 1990 to 1993, Dr. Peroutka worked at Genentech, Inc. where he established the Department of Neuroscience and became its first Director in 1991.

Dr. Peroutka is a board certified neurologist and, from 1988 to 1990, was Chief, Neurology Service, at the Palo Alto Veterans Administration Hospital. From 1984 to 1990, he was an Assistant Professor of Neurology and Pharmacology at Stanford University. Dr. Peroutka received his M.D. and Ph.D. degrees from the John Hopkins University School of Medicine, and received his A.B. degree from Cornell University.

Dr. Peroutka’s will have a base annual salary as of November 9, 2011 of $385,000 and will be eligible to receive an annual target performance bonus of 50% of his base annual salary, with any payout of such bonus based on actual performance as determined by the board of directors of the Company or an appropriate committee thereof. In connection with his entry into the Executive Employment Agreement, Dr. Peroutka was granted an option to purchase 225,000 shares of the Company’s shares of common stock at an exercise price of $1.07 per share. Such option vests as to  1/4 of the shares underlying such option one year from November 9, 2011 and as to an additional  1/48th of the total number of shares subject to such option each month thereafter. Dr. Peroutka was also granted restricted stock units for 75,000 shares of the Company’s common stock that vest as to  1/4 of the shares one year from November 9, 2011 and as to an additional  1/4 of the total number of shares each year thereafter. The terms of Dr. Peroutka’s Executive Employment Agreement also provide that if he is terminated without “cause” or resigns for “good reason” he will be entitled to receive salary continuation for 12 months, acceleration of vesting of equity awards by 12 months, medical and dental coverage premium payments for 12 months and 12 months from the date of termination or resignation to exercise outstanding equity awards. The terms of such agreement also provide that if Dr. Peroutka is terminated without “cause” or resigns for “good reason” within 18 months following a change of control of the Company he will be entitled to receive salary continuation for 12 months, full acceleration of vesting of equity awards, medical and dental coverage premium payments for 12 months, 12 months from the date of termination or resignation to exercise outstanding equity awards, and payment of an amount equal to his full target annual performance bonus for the year in which the termination or resignation occurs. Notwithstanding the foregoing, on and after November 9, 2011, Dr. Peroutka will be an at-will employee of the Company.

Once Dr. Peroutka begins employment with the Company and as long as he remains employed by the Company, he shall be entitled to participate, subject to and in accordance with applicable eligibility requirements, in such benefit programs as shall be generally made available to other executives and employees of the Company from time to time, including, without limitation, paid vacation, health and welfare programs, retirement plans, and insurance policies and programs.

Additionally, Dr. Peroutka shall be entitled to enter into a standard form of director and officer Indemnification Agreement with the Company on November 9, 2011.

On October 31, 2011, the Company issued a press release entitled “NeurogesX Appoints Dr. Stephen J. Peroutka as Executive Vice President and Chief Medical Officer.” A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. The contents of the press release are deemed to be filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

The following exhibit is filed as part of this Form 8-K.

Exhibit No.	Description

99.1	Press Release entitled “NeurogesX Appoints Dr. Stephen J. Peroutka as Executive Vice President and Chief Medical Officer.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGESX, INC.

Date: October 31, 2011	By:	/s/ Stephen F. Ghiglieri
Stephen F. Ghiglieri
Executive Vice President, Chief Operating Officer and Chief Financial Officer

EXHIBIT LIST

Exhibit No.	Description

99.1	Press Release entitled “NeurogesX Appoints Dr. Stephen J. Peroutka as Executive Vice President and Chief Medical Officer.”